Exhibit 99.2

USANA Health Sciences, Inc.    October 24, 2023

Q3 2023 Management Commentary

Key Financial & Operating Results
•	Third quarter net sales were $213 million versus $233 million during Q3 2022.
•	Third quarter diluted EPS was $0.59 as compared with $0.78 during Q3 2022.
•	Company narrows fiscal year 2023 net sales and diluted EPS outlook to $900 million to $920 million and $2.80 to $3.05, respectively (previously $900 million to $950 million and $2.65 to $3.30).

Overview

Our third quarter operating results did not meet our expectations, largely because of challenging economic conditions across many of our regions and a lower cadence of promotional activity during the quarter when compared to both the preceding and prior-year quarters. These factors created a challenging environment to achieve desired levels of Active Customer and top-line growth in our business.
Notwithstanding these near-term challenges, the strength of our balance sheet and business model allowed us to continue investing in key strategic initiatives during the quarter. These strategies include 1) Re-engagement of our Associate leaders around the world; 2) Expansion of our business into India; 3) New incentive opportunities for our salesforce; 4) Pursuing additional acquisition opportunities and; 5) Expanding our digital commerce initiatives. We plan to continue to invest in and execute these strategies going forward. We also believe that the expanding global nutrition category, and consumers’ increased focus on health and wellness, provide a compelling opportunity for us to leverage our best-in-class health products and business opportunity. Consequently, we remain confident and optimistic that our strategies will generate long-term Active Customer and sales growth for USANA.

We made progress on these initiatives during the quarter, including the re-engagement of our Associate leaders around the world. During the quarter, we hosted a successful Americas and Europe convention in Salt Lake City. We believe that these in-person events are a key part of engaging our Associate leaders and help contribute to momentum and excitement in our business.  There are several more in-person events and activities planned over the next year that will be tailored to specific regions and markets in an effort to stimulate growth in the number of Active Customers around the world.
We also finalized plans to commence operations in India during the quarter and anticipate opening this important market prior to year-end.  Although it will take time to build our business in this new market, we continue to believe that India provides a meaningful and diverse growth opportunity for USANA, and we are excited to introduce our best-in-class nutritional products in this promising market.
Testing and offering new incentives to our Associates and expanding our digital commerce initiatives remain areas of key strategic focus for USANA. We believe our recently launched Affiliate program in select markets is a meaningful long-term growth opportunity for USANA and provides an exciting opportunity to individuals looking for an alternative way to participate in direct selling. During the quarter, we remained actively engaged with our sales leaders and continued to incorporate their feedback as we look to expand and grow this exciting program.
During the fourth quarter, we plan to modestly increase the cadence of promotional activity across select markets to drive customer growth and offset some of the typical fourth quarter seasonality in our business. We anticipate the operating environment across our key markets will remain challenging in the foreseeable future and we've adjusted our guidance accordingly.

Q3 2023 Financial Performance
Consolidated Results
Net Sales	$213 million	• -9% vs. Q3 2022
		• -7% constant currency vs. Q3 2022
		• -$5 million YOY FX impact, or -2%
		• -10% sequentially
		• -9% constant currency sequentially
Diluted EPS	$0.59	• -24% vs. Q3 2022
		• -34% sequentially
		• Diluted shares of 19.4 million, or 1% year-over-year
Active Customers	464,000	• -2% vs. Q3 2022
		• -5% sequentially

Balance Sheet and Share Repurchase Activity

We ended the third quarter with $307 million in cash and cash equivalents, remained debt-free, and generated $22 million in operating cash flow during the third quarter.  We repurchased 180 thousand shares for a total investment of $12 million during the quarter. As of September 30, 2023, we had approximately $71 million remaining under the current share repurchase authorization.
As of September 30, 2023, inventories were $64 million, a reduction of $7 million (or 10%) from the year-end balance in fiscal 2022. Our in-house manufacturing capabilities provide us with better control of inventory levels and help to mitigate supply chain risks while providing a meaningful contribution to delivering the highest quality nutritional products.

Quarterly Income Statement Discussion

Gross margin increased 10 basis points from the prior year to 80.1% of net sales. The increase can be attributed to improved inventory management and modest price increases, partially offset by foreign currency exchange rates, increased material costs, and the loss of leverage on fixed-period costs due to lower net sales.
Associate Incentives increased 10 basis points from the prior year to 42.1% of net sales. The increase largely reflects the shift in market mix and the related incentive offering.
Selling, General and Administrative expenses increased 140 basis points from the prior year to 29.7% as a percentage of net sales. The relative increase is primarily due to a loss of leverage on lower year-over-year net sales. On an absolute basis, SG&A expenses decreased $2.7 million compared to the third quarter of 2022, largely due to lower event-related costs and lower employee-related expenses.
The year-to-date effective tax rate estimate was increased to 38.0%, which resulted in a tax rate of 44.7% during the current-year quarter as compared to the 35.7% tax rate reported in the third quarter of 2022.  This increase can primarily be attributed to an unfavorable change in the mix of taxable income by market.

Q3 2023 Regional Results:

Asia Pacific Region
Net Sales	$170 million	• -7% vs. Q3 2022
		• -4% constant currency vs. Q3 2022
		• -12% sequentially
		• -10% constant currency sequentially
		• 80% of consolidated net sales
Active Customers	362,000	• Flat vs. Q3 2022
		• -6% sequentially
Asia Pacific Sub-Regions
Greater China
Net Sales	$107 million	• -3% vs. Q3 2022
		• +2% constant currency vs.Q3 2022
		• -17% sequentially
		• -15% constant currency sequentially
Active Customers	230,000	• +8% vs. Q3 2022
		• -8% sequentially
North Asia
Net Sales	$24 million	• -6% vs. Q3 2022
		• -7% constant currency vs. Q3 2022
		• -5% sequentially
		• -5% constant currency sequentially
Active Customers	49,000	• -9% vs. Q3 2022
		• -4% sequentially
Southeast Asia Pacific
Net Sales	$39 million	• -17% vs. Q3 2022
		• -16% constant currency vs. Q3 2022
		• Flat sequentially
		• +1% constant currency sequentially
Active Customers	83,000	• -13% vs. Q3 2022
		• +1% sequentially

Greater China:  Net sales in mainland China decreased 3% on a year-over-year basis while local currency sales grew 3% year-over-year. Active Customers in mainland China increased 9% year-over-year, largely due to a favorable comparison. Sequentially, net sales in mainland China declined 20% on a reported basis and 17% in local currency. The number of Active Customers decreased 9% sequentially. The sequential declines in mainland China were attributable to lower promotional cadence during the third quarter compared to the second quarter (which included a successful promotion targeted at generating sales to new customers).

North Asia: Net sales and local currency sales in South Korea declined 5% and 7% year-over-year, respectively, and Active Customers declined 8%. The year-over-year declines reflect challenges in the local economy which are resulting in lower levels of consumer spending. On a sequential basis, both net sales and local currency sales declined 5%, while Active Customers declined 2%. Lower relative levels of promotional activity was the main contributing factor to the sequential decline.

Southeast Asia Pacific: Both net sales and local currency sales in the Philippines declined 38% year-over-year, while Active Customers were 33% lower. Sequentially, both net sales and local currency sales in the Philippines declined 20%, while Active Customers declined 9%. Consumer sentiment in this market remains challenging as customers have become increasingly price-sensitive due to the challenging economic environment.

In Malaysia, net sales and local currency sales declined 5% and 2% year-over-year, respectively, while Active Customers grew 4% year-over-year. Sequentially, net sales, local currency sales and Active Customers in Malaysia increased 10%, 13% and 12%, respectively. A favorable response to a local promotion offered during the third quarter helped drive positive results in Malaysia.

Americas and Europe Region
Net Sales	$43 million	• -14% vs. Q3 2022
		• -16% constant currency vs.Q3 2022
		• -3% sequentially
		• -3% constant currency sequentially
		• 20% of consolidated net sales
Active Customers	102,000	• -9% vs. Q3 2022
		• -1% sequentially

Americas and Europe Region: Net sales and local currency sales in Canada decreased 13% and 10% from the prior year, respectively, while Active Customers declined 11%. Sequentially, both net sales and local currency sales in Canada declined 3%, while the number of Active Customers was flat.

Net sales in the United States declined 21% and Active Customers decreased 14% on a year-over-year basis. The year-over-year declines largely reflect an increasingly price-sensitive consumer along with a challenging comparable period due to the occurrence of the Company's 30th Anniversary Convention in the prior-year quarter and the sales attributable to that event. In the United States, net sales and Active Customers declined 3% and 2% on a sequential basis, respectively.

Fiscal Year 2023 Outlook
The Company is narrowing its net sales and earnings per share outlook for fiscal year 2023, as follows:
Fiscal Year 2023 Outlook
	Revised Range	Previous Range
Consolidated Net Sales	$900 - $920 million	$900 - $950 million
Diluted EPS	$2.80 - $3.05	$2.65 - $3.30

Our revised outlook for the year reflects:

•	An operating margin in the range of 9.1% to 9.6% (previously between 8.5% and 10.0%)
•	An annual effective tax rate of approximately 38.0% to 38.5% (previously 36%)
•	An annualized diluted share count of 19.4 million (previously 19.3 million)
•	An unfavorable currency exchange rate impact on net sales of approximately $29 million (previously $23 million)

Despite the challenging near-term operating environment across our key markets, we remain fully committed to taking the necessary steps to returning USANA to growth. We continue to believe that consumers’ focus on health and wellness provides a compelling opportunity for us to leverage both our best-in-class health products and our global network of Associate leaders. Overall, we are confident that the successful execution of these strategies will drive long-term, sustainable growth, and create value for our stakeholders.

Jim Brown
President and CEO

Douglas Hekking
CFO

Safe Harbor
This Management Commentary contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including: uncertainty related to the COVID-19 pandemic (“COVID-19”) to our business, operations and financial results; the potential for a resurgence of COVID-19 spread in any of our markets in the future; the impact of COVID-19 on the domestic and world economies, including any negative impact on discretionary spending, consumer demand, and consumer behavior in general; regulatory risk in China in connection with the health products and direct selling business models; regulatory risk in the United States in connection with the direct selling business model; potential negative effects of deteriorating foreign and/or trade relations between the United States and China; compliance with data privacy and security laws and regulations in our markets around the world; potential negative effects from geopolitical relations and conflicts, including the Russia-Ukraine conflict and the conflict in Israel; potential negative effects of material breaches of our information technology systems to the extent we experience a material breach; material failures of our information technology systems; global economic conditions generally, including increasing inflationary pressure around the world and any negative impact on our operating costs, consumer demand and consumer behavior in general; reliance upon our network of independent Associates; risk associated with governmental regulation of our products, manufacturing and direct selling business model; adverse publicity risks globally; risks associated with our international expansion and operations; and uncertainty relating to the fluctuation in U.S. and other international currencies. The contents of this Management Commentary should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this Management Commentary set forth our beliefs as of the date hereof. We do not undertake any obligation to update any forward-looking statement after the date hereof or to conform such statements to actual results or changes in the Company’s expectations, except as required by law.

Non-GAAP Financial Measures
The Company prepares its financial statements using U.S. generally accepted accounting principles (“U.S. GAAP” or “GAAP”). Constant currency net sales, earnings, EPS and other currency-related financial information (collectively, “Financial Results”) are non-GAAP financial measures that remove the impact of fluctuations in foreign-currency exchange rates (“FX”) and help facilitate period-to-period comparisons of the Company’s Financial Results that we believe provide investors an additional perspective on trends and underlying business results. Constant currency Financial Results are calculated by translating the current period's Financial Results at the same average exchange rates in effect during the applicable prior-year period and then comparing this amount to the prior-year period's Financial Results.

Investor contact:	Andrew Masuda
Investor Relations
(801) 954-7210
investor.relations@usanainc.com

Media contact:	Dan Macuga
Public Relations
801-954-7280